Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2023 Equity Incentive Plan	457(c) and 457(h)	46,106(2)	$5.33(4)	$245,745	$138.10 per $1,000,000	$34
Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the 2023 Employee Stock Purchase Plan	457(c) and 457(h)	9,221(3)	$4.53(5)	$41,771	$138.10 per $1,000,000	$6
Total Offering Amounts					$287,516		$40
Total Fee Offset(6)							$—
Net Fee Due							$40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and 2023 Employee Stock Purchase Plan (the “ESPP”) by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Reflects an automatic annual increase of 46,106 on January 1, 2026 to the number of shares of Common Stock reserved for issuance under the 2023 Plan, which annual increase is provided for in the 2023 Plan.
(3)
Reflects an automatic annual increase of 9,221 on January 1, 2026 to the number of shares of Common Stock reserved for issuance under the ESPP, which annual increase is provided for in the ESPP.
(4)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.33 per share, which represents the average of the high and low prices of the registrant’s Common Stock on March 23, 2026 as reported on the OTCQB Venture Market.
(5)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $5.33 per share, which represents the average of the high and low price per share of the Registrant’s Common Stock on March 23, 2026 as reported on the OTCQB Venture Market. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.
(6)
The Registrant does not have any fee offsets.